Exhibit 10.12

Agreement No.:

Project Investment Agreement*

Between

Management Committee of Xiaoshan
Economic and Technological Development
Zone

And

Hesai Technology Co., Ltd.

Signing Date:

Signing Place:
Xiaoshan, Hangzhou

*: Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential

Investment Agreement

Party A: Management Committee of Xiaoshan Economic and Technological Development Zone

Address: ***

Party B: Hesai Technology Co., Ltd.

Address: ***

WHEREAS,

1. Xiaoshan Economic and Technological Development Zone (hereinafter referred to as "XETDZ") is a national economic and technological development zone with superior geographical location, reasonable industrial structure, well-developed infrastructure, in good financial position, and strong supporting measures, and can provide good software and hardware conditions for high-tech enterprises to settle down and develop in XETDZ. Party A, as the management organization of XETDZ, is responsible for the unified leadership and unified management of XETDZ under the leadership of the CPC Xiaoshan District Committee and the Xiaoshan District People's Government.

2. Hesai Technology Co., Ltd. is a global leader in lidar technology for autonomous driving and ADAS. The company has developed exceptional R&D capabilities and accumulated deep expertise in the core areas of lidar, and has strong scale production capacity for vehicle-mounted components. With hundreds of patents worldwide, the company has been rated as a national specialized, refined, differentiated, and innovative (SRDI) "little giant" enterprise, a provincial and ministerial-level enterprise technology center, and a high-tech enterprise. To further meet its R&D and large-scale mass production and delivery requirements, Party B plans to invest and construct a Hesai Technology R&D Center and Super Plant Project in XETDZ.

3. Party A welcomes and encourages Party B's investment in XETDZ, and shall give full play to its advantages in management, service functions, organization, and coordination to provide policy support, public services, and external relation coordination for Party B to implement the project according to law.

NOW, THEREFORE, to give full play to their respective advantages, Party A and Party B, in accordance with the Civil Code of the People's Republic of China and other applicable laws and regulations, and based on Party A's industrial development and Party B's corporate development strategy and the principles of equality, mutual benefit, and win-win cooperation, enter into the following Agreement regarding Party B's investment in XETDZ through friendly negotiation.

1. Project Overview

1.1 The Hesai Technology R&D Center and Super Plant Project is invested by Party B. Party B plans to construct a lidar manufacturing base within the jurisdiction of Party A, with a total investment of RMB 1 billion, including about RMB 600 million in fixed assets.

1.2 The predicted industrial sales value, tax amount paid, R&D investment, and investment in fixed assets are shown in the table below:

Unit: RMB 10,000	2023	2024	2025	2026	2027	2028	2029	2030
Industrial sales value	50000	175000	300000	400000	500000	600000	700000	700000
Tax amount paid	0	4000	8000	16000	25000	30000	35000	35000
R&D investment	1500	5250	9000	15000	20000	25000	30000	30000
Equipment investment	20000	20000	20000

(Note: The above industrial sales value, tax amount paid, R&D investment, and equipment investment are the actual amounts incurred within the jurisdiction of Party A.)

2. Investment Commitments

2.1 Party B commits that it shall, within two (2) months after signing this Agreement, register as an independent incorporated company (hereinafter referred to as the "Project Company") within the jurisdiction of Party A, and the Project Company shall be wholly owned by Party B, with a registered capital of no less than RMB 50 million which shall be paid in full within three (3) months from the registration date; and that the operation period of the Project Company shall not be less than twenty (20) years, during which the registered address, tax relation, and statistical relation of the Project Company shall not be moved out of XETDZ (except in cases of force majeure or mutual agreement with XETDZ).

2.2 Party B commits that the Project Company shall complete the industrial sales value or tax assessment according to the following indicators (subject to the data of Xiaoshan District Bureau of Statistics and Xiaoshan District Branch of Hangzhou Municipal Tax Service, State Taxation Administration):

(1)            The industrial sales value in the [first (1st)] year (from the lease commencement date of the premises to December 31, 2023) shall be no less than RMB 500 million.

(2)            The industrial sales value or the tax amount paid in the [second (2nd) full fiscal year (2024) shall be no less than RMB 1.75 billion or no less than RMB 40 million respectively.

(3)            The tax amount paid in the [third (3rd)] full fiscal year (2025) shall be no less than RMB 80 million.

(4)            The tax amount paid in the [fourth (4th)] full fiscal year (2026) shall be no less than RMB 160 million.

(5)            The tax amount paid in the [fifth (5th)] full fiscal year (2027) shall be no less than RMB 250 million.

(6)            The tax amount paid in the [sixth (6th)] full fiscal year (2028) shall be no less than RMB 300 million.

(7)            The tax amount paid in the [seventh (7th)] full fiscal year (2029) shall be no less than RMB 350 million.

(8)            The tax amount paid in the [eighth (8th)] full fiscal year (2030) shall be no less than RMB 350 million.

2.3 Party B commits that the Project Company shall put its first production line into production prior to June 30, 2023; and put its third production line into production by the end of 2025 (production line photos and third-party equipment delivery certificates shall be provided). Before the annual industrial sales value of the Project Company reaches no less than RMB 5 billion and no less than 60% of Party B's total gross revenue (annual audit reports shall be provided), subject to Party A's implementation of support policies, Party B shall not acquire land in any place within China other than the Jiading Industrial Zone to separately construct production lines (under special circumstances, such issue shall be subject to further negotiation between the parties).

2.4 Party B commits that, within five (5) years from the lease commencement date of the premises leased by the Project Company (the performance in the first five (5) years shall be assessed in the sixth (6th) year), the Project Company shall cumulatively employ 100 employees with a master degree or above (supporting documents, such as academic certificates, employment contracts, and payment certificates for social insurance contributions for no less than three (3) months, shall be provided).

2.5 Party B commits that, within six (6) years from the lease commencement date of the premises leased by the Project Company (the performance in the first six (6) years shall be assessed in the seventh (7th) year), the Project Company shall be granted 50 invention patents or utility models.

3. Support Policies

Given that Party B is in line with the development orientation of XETDZ, to support Party B's rapid development, Party A shall provide the following support policies (for the purposes of this Agreement, rewards, grants, support funds, and subsidies are hereinafter referred to collectively as "grants").

3.1 Transitional space support: Party A shall provide the Project Company with a transitional plant of about 28,000 square meters within the jurisdiction of Party A free of charge for four (4) years. The property management fees, water and electricity costs, and other expenses incurred in the use of the transitional plant shall be borne by the Project Company. The lease commencement date, leased area, and price of the premises shall be subject to the lease contract (the lease deposit is equal to 3 months' rent and the rent free period is 6 months).

3.2 Industrialization support: Party A shall construct a standard plant of about 60,000 square meters in Party A's Qiaonan area for the Project Company by the end of 2025, with the delivery standards and method being subject to further negotiation between the parties. The Project Company may, based on its future operation and development needs, buy back the standard plant, with the price and method being subject to further negotiation between the parties.

3.3 Decoration support:

3.3.1 Phase I: Party A shall provide the Project Company with a transitional plant of about 16,000 square meters and a decoration grant of no more than RMB 35.0 million. In addition, Party A may provide electricity expansion at its own expense based on the Project Company's requirements. Party A shall, within sixty (60) days after the Project Company is registered, receives the finalized decoration design plan, signs decoration contracts, and makes the first installment payment under the decoration contracts (Party B shall provide the design contract, construction drawings, payment proofs under the design contract, decoration contracts, and payment proofs under the decoration contracts to Party A), pay the first installment of the decoration grant in an amount equal to 30% of the total amount specified in the decoration contracts (including but not limited to the decoration-related construction contract, design contract, and construction application contract) but not more than RMB 10.5 million. Party A shall, within 60 days after the Project Company makes the second installment payment under the decoration contracts, pay the second installment of the decoration grant in an amount equal to 30% of the total amount specified in the decoration contracts but not more than RMB 10.5 million. Party A shall, within 60 days after the Project Company completes the decoration and submits a special audit report on the overall decoration of Phase I transitional plant, pay the third installment of the decoration grant. After the Project Company terminates the lease of the transitional plant, it must unconditionally deliver the decorations to Party A.

3.3.2 Phase II: When the accumulated industrial sales value of the Project Company exceeds RMB 1.0 billion, and the Project Company has the actual requirements for production expansion, Party A shall provide the Project Company with another transitional plant of about 12,000 square meters and a decoration grant of no more than RMB 20.0 million. After the Project Company terminates the lease of the transitional plant, it must unconditionally deliver the decorations to Party A.

3.4 Grants for production line and equipment investment: Within five (5) years from the registration date of the Project Company, Party A shall, based on the Project Company's production line investment progress, give the Project Company a grant equal to 30% of its production line and equipment investment in XETDZ, but not more than RMB 180.0 million in total.

3.5 R&D investment grants: Within five (5) years from the registration date of the Project Company, Party A shall give the Project Company a grant equal to 30% of its R&D investment in XETDZ, but not more than RMB 20.0 million per year, and not more than RMB 60.0 million in total.

3.6 Scale rewards:

3.6.1 After the Project Company completes the commissioning of the production line equipment and puts the production lines into production in XETDZ (production line photos and third-party equipment delivery certificates shall be provided), Party A shall give grants of RMB 20.0 million, RMB 15.0 million, and RMB 10.0 million for the first three productions lines respectively, but not more than RMB 45.0 million in total.

3.6.2 After the Project Company's annual industrial sales value in XETDZ hits RMB 100.0 million, RMB 500.0 million, RMB 1.0 billion, RMB 2.0 billion, RMB 3.0 billion, RMB 4.0 billion, or RMB 5.0 billion (subject to the data of Xiaoshan District Bureau of Statistics) for the first time, Party A shall give the Project Company grants of RMB 10.0 million, RMB 10.0 million, RMB 15.0 million, RMB 15.0 million, RMB 15.0 million , RMB 15.0 million , or RMB 15.0 million respectively (if the industrial sales value hits the above targets several times in a year, the amount of grant shall be the sum of the corresponding grants given for such hits), but not more than RMB 95.0 million in total.

3.7 Grants for logistics and transportation expenses: Within three (3) years from the registration date of the Project Company, Party A shall give the Project Company a grant of no more than RMB 8.0 million each year for additional logistics and transportation expenses incurred by Party B due to relocation of its production capacity to Xiaoshan District, but not more than RMB 24.0 million in total.

3.8 Loan interest subsidies: Within eight (8) years from the registration date of the Project Company, Party A shall, based on the actual amount of loans granted to the Project Company, give the Project Company interest subsidies equal to 50% of the actual interest rate (not more than 50% of the one (1)-year LPR), but not more than RMB 100.0 million in total. The subsidized loans must be fully used in the Project Company's operations in Xiaoshan District.

3.9 Excellent business rewards: During the term of this Agreement, if the total amount of the Project Company's contributions to the finance of Xiaoshan District has exceeded the total amount of grants that Party A has paid under the support policies (including the transitional space support, grants for production line and equipment investment, R&D grants, progress rewards, grants for logistics and transportation expenses, and loan interest subsidies), Party A shall give the Project Company grants equal to 80% of the excess amount in the first three years and 65% of the excess amount in the last two years respectively.

3.10 Management performance rewards: Within five (5) full fiscal years since 2023, for the approved senior managers and core technical personnel, the number of whom does not exceed 10% of the Project Company's total employees and whose annual salaries exceed RMB 350,000, Party A shall give the Project Company a grant equal to 80% of its contributions arising from the personal salaries to the finance of Xiaoshan District (based on the number of employees for whom the Project Company makes social insurance contributions in December of each year).

3.11 Headquarters land support. After Party B is listed on a major overseas securities market, if the Project Company commits that the subject of land acquisition is still its domestic headquarters actually engaged in business activities, Party A shall provide an innovative industrial land parcel with an area of about 25 mu (1 mu = 0.0667 ha.). If Party B is listed within China, relevant matters shall be subject to further negotiation. The land parcel shall be assigned through public tendering, auction, and listing according to applicable national, provincial, and municipal regulations.

4. Implementation Methods

4.1 Party B commits that, within eight (8) full fiscal years since 2023, the total amount of the Project Company's contributions to the finance of Xiaoshan District shall not be lower than the total amount of grants paid under the support policies (excluding the industrialization support, decoration support, management performance rewards, and headquarters land support). Otherwise, Party B and the Project Company shall return the difference between them to Party A.

4.2 If the Project Company fails to complete 60% of the investment commitments in a given year, the support policies for that year shall not be implemented; if the Project Company completes no less than 60% but less than 100% of the investment commitments, Party A shall pay the grants in proportion to the investment commitments completed.

4.3 Party A shall support the Project Company in striving for other industrial support policies at or above the district level. The Project Company shall not be repeatedly entitled to the similar case-by-case support policies (terms).

4.4 The Project Company shall conduct independent accounting and establish independent accounts. The amount of grants involved herein shall be subject to the report issued by a third-party audit agency appointed or approved by Party A and shall be fully used in the R&D and production of the Project Company in XETDZ. Based on the years specified in Article 2.2 hereof, Party A shall, within six (6) months after the Project Company submits an audit report and application documents, implement the support policies for the previous year (except for that specified in Article 3.3.1), unless otherwise specified herein.

4.5 After the Project Company has been established for four (4) years, Party A shall perform a medium-term review on the Project Company, with the specific assessment methods being subject to further negotiation between the parties.

5. Party A's Rights and Obligations

5.1 Party A shall provide quality services and a good development environment for Party B and the Project Company and maintain the normal production and operation order of Party B and the Project Company.

5.2 Party A shall coordinate and implement various support policies for investment invitation as agreed herein.

5.3 Subject to the cooperation from Party B and the Project Company, Party A shall assist Party B and the Project Company in handling the procedures for company registration and approval and other related procedures for applying for licenses and certificates.

5.4 If relevant matters involved in the performance of this Contract require the cooperation from other functional departments, Party A shall coordinate other functional departments to effectively comply with and cooperate in the implementation of this Agreement.

6. Rights and Obligations of Party B and the Project Company

6.1 Party B and the Project Company shall have the decision-making power in properties, operational management, and employment conferred by laws.

6.2 Party B and the Project Company shall have the obligation to comply with and implement the investment commitments in Article 2 hereof, and have the right to obtain the support policies in Article 3 hereof.

6.3 Party B and the Project Company are willing to comply with and implement Party A's management regulations.

6.4 Party B and the Project Company shall actively participate in the local economic construction, respond to the calls of government leaders, and cooperate to complete the work arrangements made by the local government and Party A that are in compliance with the terms of this Agreement and laws and regulations.

6.5 After the Project Company is registered, its shareholder (including controlling shareholder) shall not illegally draw or withdraw capital. Without Party A's consent, the Project Company shall not reduce its capital, and Party B and the Project Company shall not change their actual controller (except for major merger & acquisition).

6.6 After obtaining the construction land use right for the project, Party B or the Project Company shall promptly enter into a Contract on the Assignment of State-owned Construction Land Use Right with the competent land and resources authority, and construct the project in strict accordance with the construction commencement and completion time specified in the Contract on the Assignment of State-owned Construction Land Use Right, and shall not change the purpose of the land without permission or leave the land unused.

6.7 The project construction land acquired by Party B or the Project Company shall be used for the construction of the project specified herein. Without Party A's consent, Party B or the Project Company shall not transfer or transfer in disguised form the project construction land.

7. Guarantee Measures

7.1 Upon execution of this Agreement, the parties shall actively consult about the specific implementation plan and implement relevant agreements, to accelerate the construction of the project.

7.2 The parties shall respectively appoint a person to be responsible for guiding, inspecting, and supervising the fulfillment of this Agreement.

8. Liability for Breach of Contract

8.1 Party A's liability for breach of contract:

8.1.1 If Party A fails to perform its obligations hereunder, which constitutes a material breach of this Agreement, and still fails to correct such breach within sixty (60) days upon receipt of a written correction notice from Party B, Party B shall have the right to terminate this Agreement, and shall neither return the grants already received nor enjoy the grants and support policies that have not been implemented.

8.2 Party B's liability for breach of contract:

8.2.1 In the absence of special circumstances, if Party B within six (6) months after signing this Agreement, Party B shall be deemed to have automatically waived the grants and supports, and Party A may rescind this Agreement. However, if Party B cannot complete relevant registration procedures for reasons not attributable to Party B, Party B may request an extension of the period.

8.2.2 If the project construction land acquired by Party B or the Project Company fails to be used for the construction of the project specified herein or Party B or the Project Company transfers or transfers in disguised form the project construction land in breach of this Agreement, Party B or the Project Company shall bear the liability for breach of contract in accordance with the Contract on the Assignment of State-Owned Construction Land Use Right, Xiaoshan District Industrial Construction Project Performance Supervision Agreement, and other applicable laws and regulations, and Party A has the right to require Party B and the Project Company to return various grants received within a specified time limit and to indemnify Party A for the losses arising therefrom, and shall no longer implement the support policies that have not been implemented.

8.2.3 Under any of the following circumstances, Party A has the right to suspend all support policies hereunder; if Party B and the Project Company fail to correct the breach within sixty (60) working days upon receipt of a written correction notice from Party A, Party A has the right to rescind this Agreement and require Party B and the Project Company to return various grants received during the breach period within a specified time limit and to indemnify Party A for the losses arising therefrom, and shall no longer implement the support policies that have not been implemented:

8.2.3.1 Party A cannot perform audits on the Project Company due to the Project Company's incomplete or poor financial systems, or the Project Company rejects the audits by Party A.

8.2.3.2 As of the date of signing this Agreement, no less than two (2) years have elapsed after Party B was punished by the law-enforcement authority due to serious violation of laws.

8.2.3.3 According to the ruling of the judicial authority, the amount of tax owed or the amount of salaries owned in bad faith by Party B or the Project Company has reached more than RMB 5 million.

8.2.3.4 The Project Company's shareholder illegally draws, reduces, or withdraws capital.

8.2.3.5 Party B or the Project Company obtains various grants by practicing fraud.

8.2.3.6 Party B or the Project Company cannot continue as a going concern due to any major liability accident relating to production safety, food safety, environmental pollution, product quality, etc., or is being investigated for tax evasion, or is included in a blacklist of dishonest subjects, or causes any major mass incident.

8.2.3.7 Party B or the Project Company fails to perform their obligations hereunder, which constitutes a material breach of this Agreement, or this Agreement cannot be performed due to intentional non-performance of their obligations or unilateral termination of the project contract or other reasons.

9. Miscellaneous

9.1 The parties shall maintain the confidentiality of the content of this Agreement and any trade secrets in connection herewith. Without the other party's written consent, neither party shall disclose any relevant data or information to any third party. This confidentiality clause shall survive the rescission or termination of this Agreement.

9.2 Neither party may rescind or terminate this Agreement in advance, unless otherwise agreed upon by the parties or under the agreed circumstances.

9.3 For matters not covered herein, the parties may separately enter into a supplementary agreement.

9.4 Any and all disputes arising out of or in connection with this Agreement shall be resolved by the parties through friendly negotiation. If no agreement is reached through negotiation, either party may file a lawsuit with the people's court in the place where Party A is located.

9.5 Any notice in connection with this Agreement that is sent by a party to the other party shall be in writing, and sent to the address first set forth above by personal delivery or EMS. Any such notice shall become effective on the first (1st) working day after being served by personal delivery; or on the second (2nd) working day after being sent by EMS. The addresses first set forth above shall be the addresses for service of work correspondence and legal documents between the parties and legal documents from any people's court at the time of resolution of disputes. Any litigation documents (including judgment documents) from the people's court that are sent to a party's address first set forth above and/or address registered with the competent administration of industry and commerce shall be deemed to have been effectively served on the party.

Either party that changes its aforesaid address shall notify the other party in writing within three (3) working days upon such change. Otherwise, any notice or document sent by the other party or any court or other competent authorities according to the aforesaid information shall be deemed to have been received by the party making such change which shall bear all legal consequences arising therefrom.

9.6 This Agreement is concluded upon the full, equal, and friendly negotiation between the parties. The parties have been fully aware of and understood the content and meanings of all terms of this Agreement and the resulting legal consequences, and agree to be bound by this Agreement.

9.7 This Agreement is executed in eight (8) counterparts, with each party holding three (3) counterparts, and the remaining two (2) counterparts filed with Party A's archives room, all of which shall come into effect upon being signed.

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(Signature Page of the Investment Agreement)

Party A (seal): /s/ Seal of Management Committee of Xiaoshan Economic and Technological Development Zone

Authorized Representative (signature): /s/ Guojun Mi

Date: September 21, 2022

Party B (seal): /s/ Seal of Hesai Technology Co., Ltd.

Authorized Representative (signature): /s/ Yifan Li

Date: September 21, 2022